Lumsden McCormick LLP
CERTIFIED PUBLIC ACCOUNTANTS
Cyclorama Building | 369 Franklin Street | Buffalo, NY 14202
p: 716.856.3300 | f: 716.856.2524 | www.LumsdenCPA.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Worksport Ltd. of our report dated March 27, 2025, with respect to our audits of the consolidated financial statements of Worksport Ltd. and its subsidiaries as of December 31, 2024 and for the year then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

Lumsden & McCormick, LLP

/s/ Lumsden McCormick CPA
Buffalo, New York

March 28, 2025